Exhibit 10.27

AMENDMENT NO. 1

TO B. A. BERILGEN

EMPLOYMENT AGREEMENT

WHEREAS, effective as of July 7, 2005, B. A. Berilgen (“Executive”) and Rosetta Resources Inc. (“Employer”) entered into an Employment Agreement (the “Agreement”);

WHEREAS, Section 5(i) of the Agreement provides that, notwithstanding the terms of any bonus plan or policy of Employer, any cash bonus earned by Executive as a result of 2005 performance will be paid to him on July 1, 2006 and that a portion of the bonus is subject to forfeiture in certain situations;

WHEREAS, the payment to be made pursuant to Section 5(i) of the Agreement constitutes deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, Employer and Executive have agreed to use the transition rule set forth in Q&A-19 of Internal Revenue Service Notice 2005-1 to allow Executive to change his payment election made in Section 5(i) of the Agreement;

WHEREAS, Employer and Executive believe that application of the transition rule in Q&A 19 of Internal Revenue Service Notice 2005-1 to change the bonus payment date in Section 5(i) of the Agreement constitutes a good faith interpretation of Code Section 409A and the guidance thereunder;

NOW, THEREFORE, the parties hereto agree to amend Section 5(i) of the Agreement by restatement in its entirety to read as follows:

(i) Bonus Forfeiture. In the event that Employer shall not have filed the shelf registration statement with respect to its initial public offering within 120 days after the Effective Date or such shelf registration statement has not been declared effective by the Securities and Exchange Commission within 210 days after the Effective Date, other than as a result of the Securities and Exchange Commission being unable to accept filings, then Executive shall forfeit one percent (1%) of any cash bonus earned by Executive as a result of performance with respect to Employer’s 2005 fiscal year, whether pursuant to this Agreement or a bonus plan or any other bonus arrangement maintained by Employer, for each business day the registration statement has not been filed or declared effective following the 120-day or 210-day period, as applicable; provided, however, that the maximum amount of cash bonus that shall be subject to forfeiture in accordance with this Section 5(i) is $380,000. Notwithstanding any provision of this Agreement or any bonus plan or policy of Employer, any cash bonus earned by Executive as a result of performance with respect to Employer’s 2005 fiscal year shall be paid to Executive within 30 days following the date in 2006 that the amount of the forfeiture can be determined, but no later than December 31, 2006; provided, however, that if the amount of the forfeiture can be determined on or before the time that cash bonuses are to be paid to other employees of Employer under any bonus plan or policy of Employer, such bonus shall be paid to Executive at such time in 2006 as bonuses are paid to other employees of Employer pursuant to such bonus plan or policy.

IN WITNESS WHEREOF, Employer has caused this Agreement to be executed on its behalf by its duly authorized officer, and Executive has executed this Agreement, on the 16 day of December 2005.

EMPLOYER	EXECUTIVE

ROSETTA RESOURCES INC.	B. A. BERILGEN

By:	/s/ Michael J. Rosinski	/s/ B.A. Berilgen

Printed Name:	Michael J. Rosinski

Title:	EVP - CFO

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